Exhibit 11

                                   InterCounty Bancshares, Inc.
                       Computation of Consolidated Earnings Per Common Share
                         (in thousands, except shares and per share data)


                                 For the Three Months     For the Six Months
                                    Ended June 30,           Ended June 30,
                                  1996         1995         1996        1995

Net income                $      1,219          881        2,296       1,906
                             =========    =========    =========   =========
Weighted average shares:
  Common shares issued       1,549,224    1,548,410    1,549,100   1,547,752
  Unreleased common shares
   held by ESOP                 14,759       17,268       15,055      17,579
                             ---------    ---------    ---------   ---------
  Common shares outstanding  1,534,465    1,531,142    1,534,045   1,530,173

Add -  common equivalent
       shares representing
       shares issuable upon
       exercise of employee
       stock options            38,654       27,732       37,934      25,422
                             ---------    ---------    ---------   ---------
Adjusted weighted average
number of shares outstanding
used in calculation of
earnings per common and
common equivalent share      1,573,119    1,558,874    1,571,979   1,555,595


Add -  incremental shares
       representing shares
       issuable upon
       exercise of employee
       stock options based on
       June 30 estimated
       fair value (1)            2,787        2,986        3,564       5,444
                             ---------    ---------    ---------   ---------
Adjusted weighted average
number of shares outstanding
used in calculation of
earnings per common share -
assuming full dilution       1,575,906    1,561,860    1,575,543   1,561,039
                             =========    =========    =========   =========

Earnings per common share -
assuming no dilution             $ .79          .58         1.50        1.25

Earnings per common and common
equivalent share                   .77          .57         1.46        1.23

Earnings per common share -
assuming full dilution             .77          .56         1.46        1.22


(1) There is presently no active public trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $27.00 at June 30, 1996, and $22.00 at June 30, 1995.

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